                                                           EXHIBIT 99(a)(7)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED MARCH 20, 1998 AND THE RELATED LETTER OF TRANSMITTAL, AND IS BEING MADE TO ALL HOLDERS OF SHARES, EXCEPT IN ANY JURISDICTION WHERE THE MAKING OF SUCH WOULD BE ILLEGAL. PURCHASER IS NOT AWARE OF ANY STATE OR PROVINCE IN WHICH THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO A STATE OR PROVINCIAL STATUTE. IF PURCHASER BECOMES AWARE OF ANY STATE OR PROVINCE WHERE THE MAKING OF THE OFFER IS SO PROHIBITED, PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH ANY SUCH STATUTE OR SEEK TO HAVE SUCH STATUTE DECLARED INAPPLICABLE TO THE OFFER. IF, AFTER SUCH GOOD FAITH EFFORT, PURCHASER CANNOT COMPLY WITH ANY APPLICABLE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN SUCH STATE OR PROVINCE. IN ANY JURISDICTION, THE SECURITIES LAWS
OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER, IF AT ALL, IF IN THE UNITED STATES, BY GOLDMAN, SACHS & CO. OR, IF IN CANADA, BY GOLDMAN SACHS CANADA, AS DEALER MANAGERS OR ONE OR MORE REGISTERED BROKERS OR DEALERS THAT ARE LICENSED UNDER THE LAWS OF, AND REPRESENT THE SHAREHOLDER RESIDING IN, SUCH JURISDICTION.

                  NOTICE OF OFFER TO PURCHASE FOR CASH
                      ALL OUTSTANDING COMMON SHARES

                                   OF

              INTERNATIONAL MUREX TECHNOLOGIES CORPORATION

                                   AT

                        U.S.$13.00 NET PER SHARE

                                   BY

                          AAC ACQUISITION LTD.

                  AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                           ABBOTT LABORATORIES

AAC Acquisition Ltd., a British Columbia company ("Purchaser"), which is indirect and wholly owned by Abbott Laboratories, an Illinois corporation ("Parent"), is offering to purchase any and all common shares without par value (the "Shares"), of International Murex Technologies Corporation, a British Columbia company (the "Company"), at U.S.$13.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 20, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together, constitute the "Offer").

----------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON THURSDAY, APRIL 16, 1998 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.
----------------------------------------------------------------------------

     The Offer is conditioned, among other things, upon satisfaction, in Purchaser's sole discretion, of the following conditions: (1) there being validly tendered and not properly withdrawn prior to the Expiration Date of the Offer a number of Shares of the Company which constitutes at least 75% of the Company's outstanding voting power (assuming the exercise of all outstanding options to purchase Shares which options are not subject to binding agreements to cancel) (the "Minimum Condition") and (2) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Canadian Competition Act, the Investment Canada Act, any applicable requirements of any laws or regulations relating to the regulation of monopolies or competition in Germany or any applicable requirements of the United Kingdom Fair Trading Act. Certain other conditions to the Offer are described in "The Tender Offer--13. Certain Conditions of the Offer" in the Offer to Purchase. The Purchaser estimates that up to approximately 13,875,000 Shares will need to be validly tendered (and not validly withdrawn) to satisfy the Minimum Condition. Purchaser expressly reserves the right to waive the Minimum Condition and to purchase any Shares validly tendered (and not validly withdrawn) pursuant to the Offer, so long as Purchaser purchases at least a majority of the Shares outstanding (assuming the exercise of all outstanding options to purchase Shares which options are not subject to binding agreements to cancel).

     The Offer is being made in connection with an Acquisition Agreement (the "Acquisition Agreement") dated as of March 13, 1998, among the Company, Purchaser and Parent. Pursuant to the Acquisition Agreement, and on the terms and subject to the conditions set forth therein, Purchaser and Parent will offer to purchase all of the outstanding Shares of the Company pursuant to the Offer. If Purchaser purchases Shares pursuant to the Offer, it intends to exercise its statutory right, if available, to acquire all of the Shares not purchased pursuant to the Offer (the "Compulsory Acquisiton"). If the Compulsory Acquisition is not available to it, Purchaser intends, subject to certain conditions, to proceed to a transaction involving the amalgamation or other business combination of Purchaser and the Company (the "Amalgamation"). In the event Purchaser effects the Compulsory Acquisition, holders of Shares which were not purchased in the Offer will have rights to apply to court and, in the event Purchaser effects the Amalgamation, a holder of Shares who did not tender to the Offer will have rights of dissent, all in accordance with British Columbia law.

     THE PURCHASER AND PARENT HAVE BEEN ADVISED THAT THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT EACH OF (1) THE OFFER AND (2) EITHER THE COMPULSORY ACQUISITION OR THE AMALGAMATION (AS THE CASE MAY BE) IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY HAS APPROVED THE OFFER AND EITHER THE COMPULSORY ACQUISITION OR THE AMALGAMATION AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. SEE "RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS" IN THE OFFER TO PURCHASE.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, as, if and when Purchaser gives oral or written notice to The Bank of New York (the "Depositary") of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to validly tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser by reason of any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares ("Share Certificates") or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in "The Tender Offer--Section 3. Procedures for Tendering Shares" in the Offer to Purchase,
(b) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees (or, alternatively, an Agent's Message as set forth in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, April 16, 1998, unless and until Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the occurrence of any of the conditions specified in the Offer to Purchase, by giving oral or written notice of such extension to the Depositary, followed as promptly as practicable by public announcement no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of tendering shareholders to withdraw such shareholder's Shares.

     Purchaser's acceptance for payment of Shares tendered pursuant to any one of the procedures described in the Offer to Purchase and in the Letter of Transmittal will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer. Except as otherwise provided in "The Tender Offer--Section 4. Withdrawal Rights" in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn after May 4, 1998. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of shares to be withdrawn and if Share Certificates have been tendered, the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "The Tender Offer--Section 3. Procedure for Tendering Shares" in the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if a written or facsimile transmission notice of withdrawal is timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in "The Tender Offer--Section 3. Procedure for

Tendering Shares" in the Offer to Purchase. All questions as to the form and validity (including time of receipt) of any notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Company's shareholder list and security position listings to Purchaser for the purpose of disseminating the Offer to shareholders. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to shareholders whose names appear on the Company's shareholder list and will be furnished for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security listing.

     SHAREHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

     Questions and requests for assistance may be directed to the Information Agent or the applicable Dealer Managers at the addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other Offer materials may be directed to the Information Agent, the applicable Dealer Managers or brokers, dealers, commercial banks and trust companies and such materials will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to brokers, dealers, or other persons (other than the Information Agent and the Dealer Managers) for soliciting tenders of Shares pursuant to the Offer.

                 THE INFORMATION AGENT FOR THE OFFER IS:

                                GEORGESON
                             & COMPANY INC.

                         ------------------------

                            Wall Street Plaza
                         New York, New York 10005

              BANKS AND BROKERS CALL COLLECT (212) 440-9800
                ALL OTHERS CALL TOLL FREE (800) 223-2064


                  THE DEALER MANAGERS FOR THE OFFER ARE:

                           IN THE UNITED STATES:

                             GOLDMAN, SACHS
                                  & CO.

                         ------------------------

                             85 Broad Street
                         New York, New York 10004

                        (212) 902-1000 (COLLECT)
                       (800) 323-5678 (TOLL FREE)

                               IN CANADA:

                           GOLDMAN SACHS CANADA

                         ------------------------

                           150 King Street West
                         Toronto, Ontario MSH 109
                             (416) 343-8900

March 20, 1998